CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders
Putnam Funds Trust:

We consent to the use of our reports, included herein, dated October 15, 2015 with respect to the financial statements for Putnam Global Technology Fund and Putnam Global Industrials Fund; October 12, 2015 for Putnam Global Telecommunications Fund; October 13, 2015 for Putnam Global Energy Fund; and October 14, 2015 for Putnam Global Consumer Fund and Putnam Global Financials Fund, each fund a series of Putnam Funds Trust, included herein, and to the references to our firm under the captions Financial Highlights in the Prospectus and Independent Registered Public Accounting Firm and Financial Statements in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
December 23, 2015